Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

among

EASTERN VIRGINIA BANKSHARES, INC.,

EVB

and

VIRGINIA COMPANY BANK

__________________________

May 29, 2014

__________________________

i

ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER	57
7.01	Conditions to Each Party’s Obligation to Effect the Merger	57
7.02	Conditions to Obligation of VCB	58
7.03	Conditions to Obligation of EVBS and EVB	59

ARTICLE VIII	TERMINATION	60
8.01	Termination	60
8.02	Effect of Termination and Abandonment	62

ARTICLE IX	MISCELLANEOUS	63
9.01	Survival	63
9.02	Waiver; Amendment	63
9.03	Counterparts	64
9.04	Governing Law	64
9.05	Expenses	64
9.06	Notices	64
9.07	Entire Understanding; No Third Party Beneficiaries	65
9.08	Severability	65
9.09	Enforcement of the Agreement	66
9.10	Interpretation	66
9.11	Assignment	66

LIST OF ANNEXES AND SCHEDULES

ANNEX A	Form of Plan of Merger
ANNEX B	Form of Support and Non-Competition Agreement
SCHEDULE I	List of Deposit Taking Offices of the Surviving Bank
LIST OF DISCLOSURE SCHEDULES

ii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.07(b)
Adjusted Plan Termination Payments	Section 6.10(h)
Affected Agreements	Section 6.10(h)
Agreement	Section 1.01
Articles of Merger	Section 2.02(a)
Bank Secrecy Act	Section 1.01
Benefit Plans	Section 5.03(m)(i)
Business Day	Section 1.01
Cash Consideration	Section 3.01(c)(i)(A)
Cash Conversion Number	Section 3.02(e)(i)(A)
Cash Electing VCB Share	Section 1.01
Cash Election	Section 3.02(c)
Cash Election Number	Section 3.02(e)(ii)
CDARS	Section 4.01(g)
Certificate	Section 1.01
Change in Control Benefit	Section 5.03(m)(viii)
Change in Recommendation	Section 6.02(a)
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Code	Recital D
Community Reinvestment Act	Section 1.01
Confidentiality Agreement	Section 6.06(c)
Conversion Ratio	Section 3.01(c)(i)(B)
Derivatives Contract	Section 5.03(q)(ii)
DOL	Section 5.03(m)(i)
Effective Date	Section 2.02(a)
Effective Time	Section 2.02(a)
Election	Section 3.02(c)
Election Deadline	Section 3.02(b)
Employees	Section 5.03(m)(i)
Environmental Laws	Section 1.01
Equal Credit Opportunity Act	Section 1.01
Equity Investment	Section 1.01
Equity Security	Section 1.01
ERISA	Section 1.01
EVB Articles	Section 1.01
EVB Bylaws	Section 1.01
EVB Common Stock	Section 1.01
EVBS	Preamble
EVBS Articles	Section 1.01
EVBS Benefit Plans	Section 6.10(a)
EVBS Board	Section 1.01

iii

EVBS Bylaws	Section 1.01
EVBS Common Stock	Section 1.01
EVBS Disclosure Schedule	Section 5.01
EVBS New Preferred Stock	Section 2.01(g)
EVBS Preferred Stock	Section 1.01
EVBS Series A Preferred Stock	Section 1.01
EVBS Series A-2 Preferred Stock	Section 2.01(g)
EVBS Series A-3 Preferred Stock	Section 2.01(g)
EVBS Series B Preferred Stock	Section 1.01
Exchange Act	Section 1.01
Exchange Agent	Section 1.01
Excluded Shares	Section 3.01(b)
Fair Housing Act	Section 1.01
FDIC	Section 1.01
FHLB	Section 1.01
Form of Election	Section 3.02(b)
FRB	Section 1.01
GAAP	Section 1.01
Governmental Authority	Section 1.01
Gross-Up Payment	Section 5.03(m)(viii)
Hazardous Substance	Section 1.01
Identified Officers	Section 4.01(d)
Indemnified Parties	Section 6.09(a)
Indemnifying Party	Section 6.09(a)
Insurance Policies	Section 5.03(w)
IRS	Section 5.03(m)(i)
Knowledge	Section 1.01
Letter of Transmittal	Section 3.02(b)
Liens	Section 1.01
Loans	Section 4.01(s)
Material Adverse Effect	Section 1.01
Material Contracts	Section 5.03(k)(i)
Maximum Insurance Amount	Section 6.09(c)
Merger	Section 2.01(a)
Merger Consideration	Section 3.01(c)
Mixed Election	Section 3.02(c)
NASDAQ	Section 1.01
National Labor Relations Act	Section 1.01
OREO	Section 1.01
PBGC	Section 1.01
Pension Plan	Section 5.03(m)(ii)
Person	Section 1.01
Plan of Merger	Section 2.01(a)
Preferred Consideration	Section 3.01(c)(ii)

iv

Previously Disclosed	Section 1.01
Proxy Statement/Prospectus	Section 6.03(a)
Registration Statement	Section 6.03(a)
Release	Section 1.01
Representatives	Section 6.07(a)
Rights	Section 1.01
SEC	Section 1.01
Securities Act	Section 1.01
Securities Documents	Section 5.04(g)(i)
SERP	Section 6.10(g)
Stock Consideration	Section 3.01(c)(i)(B)
Stock Electing VCB Share	Section 1.01
Stock Election	Section 3.02(c)
Subsidiary	Section 1.01
Superior Proposal	Section 6.07(c)
Support and Non-Competition Agreements	Recital F
Surviving Bank	Section 2.01(a)
Tax and Taxes	Section 1.01
Tax Return	Section 1.01
Termination Fee	Section 8.02(b)
Transaction	Section 1.01
VCB	Preamble
VCB Articles	Section 1.01
VCB Board	Section 1.01
VCB Bylaws	Section 1.01
VCB Common Stock	Section 1.01
VCB Disclosure Schedule	Section 5.01
VCB Financial Statements	Section 1.01
VCB Group	Section 1.01
VCB Loan Property	Section 5.03(o)
VCB Meeting	Section 6.02(a)
VCB Options	Section 1.01
VCB Preferred Stock	Section 1.01
VCB Series A Preferred Stock	Section 1.01
VCB Series B Preferred Stock	Section 1.01
VSCA	Section 2.01(a)

v

AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 29, 2014, among Eastern Virginia Bankshares, Inc. (“EVBS”), EVB and Virginia Company Bank (“VCB”).

RECITALS

A.         VCB. VCB is a Virginia-chartered commercial bank, having its principal place of business in Newport News, Virginia.

B.          EVBS. EVBS is a Virginia corporation, having its principal place of business in Tappahannock, Virginia.

C.          EVB. EVB is a Virginia-chartered commercial bank, having its principal place of business in Tappahannock, Virginia.

D.          Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

E.          Board Action. The respective Boards of Directors of each of EVBS, EVB and VCB have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger.

F.          Support and Non-Competition Agreements. As a material inducement to EVBS and EVB to enter into this Agreement, simultaneously with the execution of this Agreement, each director of VCB is entering into an agreement, substantially in the form of Annex B hereto (collectively, the “Support and Non-Competition Agreements”), pursuant to which they have agreed, among other things, to vote their shares of VCB Common Stock in favor of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.01       Certain Definitions.

The following terms are used in this Agreement with the meanings set forth below:

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

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“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.

“Cash Electing VCB Share” means a share of VCB Common Stock with respect to which a Cash Election has been properly made pursuant to Section 3.02(b) and Section 3.02(c).

“Certificate” means any certificate, which immediately prior to the Effective Time, represented shares of VCB Common Stock or VCB Preferred Stock.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means: (i) an Equity Security; (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and (iii) any investment or transaction that in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EVB Articles” means the Articles of Incorporation of EVB.

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“EVB Bylaws” means the Bylaws of EVB.

“EVB Common Stock” means the common stock of EVB.

“EVBS Articles” means the Amended and Restated Articles of Incorporation of EVBS, as amended by Articles of Amendment, effective January 6, 2009, and June 10, 2013

“EVBS Board” means the Board of Directors of EVBS.

“EVBS Bylaws” means the Bylaws of EVBS.

“EVBS Common Stock” means the common stock, $2.00 par value per share, of EVBS.

“EVBS Preferred Stock” means the EVBS Series A Preferred Stock and the EVBS Series B Preferred Stock, collectively.

“EVBS Series A Preferred Stock” means the fixed rate cumulative perpetual preferred stock, Series A, $2.00 par value per share, of EVBS.

“EVBS Series B Preferred Stock” means the non-voting mandatorily convertible non-cumulative preferred stock, Series B, $2.00 par value per share, of EVBS.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means an exchange agent designated by EVBS.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

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“Hazardous Substance” means any substance that: (A) is listed, classified or regulated pursuant to any Environmental Law; (B) is any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation; (C) is any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law; or (D) causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any property, the environment or to the health or safety of persons or property.

“Knowledge” means, with respect to either EVBS’s and EVB’s or VCB’s awareness of the presence or absence of a fact, event or condition, the knowledge of any executive officer of such party, and, in the case of any such executive officer, that knowledge that a reasonably prudent executive officer should have if such person duly performed his or her duties as an executive officer of such party.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Material Adverse Effect” means, with respect to EVBS or VCB, any effect that, individually or in the aggregate, (i) is material and adverse to the financial condition, results of operations or business of EVBS and its Subsidiaries taken as a whole or VCB, as the case may be, or (ii) would materially impair the ability of any of EVBS and its Subsidiaries or VCB, as the case may be, to perform their or its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings banks and their holding companies generally, (c) changes in general economic conditions affecting banks, savings banks and their holding companies generally, (d) the announcement or pendency of the transactions contemplated by this Agreement, (e) any outbreak or escalation of hostilities or war (whether or not declared) or any acts of war or terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (f) any attempt to assert appraisal rights pursuant to Section 13.1-730 of the VSCA by holders of VCB Common Stock or VCB Preferred Stock and (g) with respect to VCB, the effects of any action or omission taken with the prior consent of EVBS or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a) – (e) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on EVBS and its Subsidiaries as a whole on the one hand or VCB on the other hand, as measured relative to similarly situated companies in the banking industry.

“NASDAQ” means the NASDAQ Global Select Market or such other securities exchange on which the EVBS Common Stock may be listed.

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“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OREO” means other real estate owned.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” shall mean, with respect to VCB, any information set forth in a section of the VCB Disclosure Schedule corresponding to the section of this Agreement where such term is used, or with respect to EVBS or EVB, any information set forth in a section of the EVBS Disclosure Schedule corresponding to the section of this Agreement where such term is used or contained in any of EVBS’s Securities Documents.

“Release” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor environment whether intentional or unintentional, including, without limitation, the movement of Hazardous Substances in, on, under, or through the environment (including, without limitation, the intentional or unintentional abandonment or discarding of any products, materials, barrels, containers or other receptacles containing any Hazardous Substance.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Electing VCB Share” means a share of VCB Common Stock with respect to which a Stock Election has been properly made pursuant to Section 3.02(b) and Section 3.02(c).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, transfer, registration, alternative or add-on minimum or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest, additions and penalties, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

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“Tax Return” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, attachments, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Transaction” means the Merger and any other transaction contemplated by this Agreement.

“VCB Articles” means the Articles of Incorporation of VCB.

“VCB Board” means the Board of Directors of VCB.

“VCB Bylaws” means the Bylaws of VCB.

“VCB Common Stock” means the common stock, $5.00 par value per share, of VCB.

“VCB Financial Statements” shall mean (i) the balance sheets (including related notes and schedules, if any) of VCB as of December 31, 2013 and 2012 and the statements of operations, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of VCB for each of the two years ended December 31, 2013 and 2012, and (ii) the balance sheets of VCB (including related notes and schedules, if any) and the statements of operations comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of VCB with respect to the quarterly periods ending subsequent to December 31, 2013, but prior to the Effective Date.

“VCB Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes VCB or any predecessor of or any successor to VCB (or to another such predecessor or successor) and any other related companies, limited liability partnerships and limited liability corporations.

“VCB Options” means the options to acquire VCB Common Stock.

“VCB Preferred Stock” means the VCB Series A Preferred Stock and the VCB Series B Preferred Stock, collectively.

“VCB Series A Preferred Stock” means the fixed rate non-cumulative perpetual preferred stock, Series A, par value $5.00 per share, of VCB.

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“VCB Series B Preferred Stock” means the fixed rate non-cumulative perpetual preferred stock, Series B, par value $5.00 per share, of VCB.

Article II
THE MERGER

2.01       The Merger.

(a)          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, VCB shall merge with and into EVB (the “Merger”) pursuant to a Plan of Merger, a form of which is attached hereto as Annex A (the “Plan of Merger”), in accordance with the provisions of the Virginia Stock Corporation Act (the “VSCA”), and the separate corporate existence of VCB shall cease and EVB shall survive and continue to exist as a Virginia state chartered bank under the applicable laws of the Commonwealth of Virginia (EVB, as the surviving bank in the Merger, sometimes being referred to herein as the “Surviving Bank”). Subject to the prior written consent of VCB, which consent shall not be unreasonably withheld, EVB may at any time prior to the Effective Time change the method of effecting the combination with VCB (including, without limitation, the provisions of Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) result in any changes in the amount or type of the consideration that the holders of shares of VCB Common Stock, VCB Preferred Stock or VCB Options are entitled to receive under this Agreement, (ii) materially impede or delay consummation of the Merger, (iii) impose any less favorable terms or conditions on VCB, (iv) cause the approval of the shareholders of EVBS to be required as a condition to the Merger, or (v) adversely affect the tax treatment of VCB’s shareholders as a result of receiving the Merger Consideration; and, provided, further, that EVB shall provide VCB prior written notice of such change and the reasons therefor. Such notice shall be in the form of a proposed amendment to this Agreement or an Amended and Restated Agreement and Plan of Reorganization, and shall be accompanied by such other exhibits as are reasonably necessary or appropriate to effect such change.

(b)          Name. The name of the Surviving Bank shall be “EVB”. The main office of the Surviving Bank shall be the main office of EVB immediately prior to the Effective Time. All branch offices of VCB and the Surviving Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by the Virginia Bureau of Financial Institutions or the FRB after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of VCB and EVB that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by the Virginia Bureau of Financial Institutions or the FRB after the date hereof.

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(c)          Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the EVB Articles and the EVB Bylaws as in effect immediately prior to the Effective Time.

(d)          Directors and Executive Officers. The directors of EVB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the EVB Articles and EVB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Immediately prior to the Effective Time, EVBS and EVB shall take all action necessary to appoint one individual who is a director of VCB on the date hereof and who is chosen by EVBS and EVB after consultation with VCB to the EVBS Board and the board of directors of the Surviving Bank, to be effective as soon as reasonably practicable following the Effective Time. The officers of EVB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the EVB Articles and the EVB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Immediately prior to the Effective Time, EVBS and EVB shall take all action necessary to appoint the President and Chief Executive Officer of VCB as an Executive Vice President and President of Peninsula Region of the Surviving Bank and an Executive Vice President and President of Peninsula Region of EVBS, to be effective as soon as reasonably practicable following the Effective Time.

(e)          Effect of the Merger. At the Effective Time, the Merger will have the effect set forth in Section 13.1-721 of the VSCA. At the Effective Time, the separate existence of VCB shall cease and the corporate existence of EVB, as the Surviving Bank, shall continue unaffected and unimpaired by the Merger; and the Surviving Bank shall be deemed to be the same business and corporate entity as each of VCB and EVB prior to the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of VCB shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of VCB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Code of Virginia or applicable regulations. At the Effective Time, each Certificate previously representing shares of VCB Common Stock shall thereafter represent only the right to receive the Merger Consideration in accordance with Article III of this Agreement.

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(f)          Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of VCB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, VCB and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney, coupled with an interest, to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

(g)          Creation of EVBS Series A-2 Preferred Stock and EVBS Series A-3 Preferred Stock. To the extent any VCB Preferred Stock shall be outstanding at the Effective Time, at or before the Effective Time, EVBS covenants and agrees to amend the EVBS Articles and take other necessary steps to authorize two classes of preferred stock (the “EVBS Series A-2 Preferred Stock” and the “EVBS Series A-3 Preferred Stock” and, together, the “EVBS New Preferred Stock”) each of which shall be pari passu with respect to any preferred stock of EVBS that remains outstanding and that was originally issued by EVBS to the United States Treasury in connection with the Troubled Asset Relief Program. The EVBS Series A-2 Preferred Stock and the EVBS Series A-3 Preferred Stock shall have substantially identical rights to the VCB Series A Preferred Stock and the VCB Series B Preferred Stock, respectively, including, without limitation, identical liquidation preferences, voting rights, and accrued dividends as of the Effective Time.

(h)          Purchase or Redemption of VCB Preferred Stock. Between the date hereof and the Effective Time, VCB shall cooperate in a commercially reasonable manner with any efforts by EVBS to purchase or cause to be purchased, or effect or cause to be effected the redemption of, shares of VCB Preferred Stock, provided that solely EVBS funds are used for any such purchase or redemption.

2.02       Effective Date and Effective Time; Closing.

(a)          Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Merger shall become effective on the date and at the time shown on the articles of merger relating to the Merger (“Articles of Merger”), containing the Plan of Merger, required to be filed with the Virginia State Corporation Commission pursuant to Section 13.1-720 of the VSCA. The Effective Time shall be on (i) a date selected by EVB after such satisfaction or waiver that is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The parties will use their reasonable best efforts to cause the Effective Time to occur on or before September 30, 2014 or as soon thereafter as practicable. The effective date specified in the Articles of Merger is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the effective time specified in the Articles of Merger.

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(b)          A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of EVB, 330 Hospital Road, Tappahannock, Virginia, 22560 or at such other place, at such other time, or on such other date as may be mutually agreed upon by the parties (such date, the “Closing Date”). At the Closing, there shall be delivered to EVBS, EVB and VCB the certificates and other documents required to be delivered under Article VII hereof.

Article III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01        Conversion of Shares.

Subject to this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of EVBS, EVB, VCB or the holder of any of the shares thereof:

(a)          EVBS and EVB Common Stock; EVBS Preferred Stock. Each share of EVBS Common Stock and EVB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger. Each share of EVBS Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)          Excluded Shares. All shares of VCB Common Stock and VCB Preferred Stock owned directly or indirectly by EVBS or EVB or any of EVBS’s, EVB’s or VCB’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Bank and shall not be exchanged for the Merger Consideration. Shares of VCB Common Stock and VCB Preferred Stock that are canceled and retired pursuant to this Section 3.01(b) are hereinafter referred to as the “Excluded Shares”.

(c)          Merger Consideration. (i) Subject to the election procedures in Section 3.02(b) and Section 3.02(c) and any adjustments pursuant to Section 3.02(e), at the Effective Time each share of VCB Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive either:

(A)         $6.25 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”); or

(B)         0.9259 (the “Conversion Ratio”) validly issued, fully paid and nonassessable shares of EVBS Common Stock (such per share amount, together with any cash in lieu of fractional shares of EVBS Common Stock to be paid pursuant to Section 3.02(k), is hereinafter referred to as the “Stock Consideration”).

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(ii)          Each share of VCB Series A Preferred Stock issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of EVBS Series A-2 Preferred Stock, and each share of VCB Series B Preferred Stock issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of EVBS Series A-3 Preferred Stock (the “Preferred Consideration”).

“Merger Consideration” with respect to a given share of VCB Common Stock shall mean either the Cash Consideration or the Stock Consideration and with respect to VCB Preferred Stock shall mean the Preferred Consideration. At the Effective Time, each share of VCB Common Stock and each share of VCB Preferred Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of the Certificates in accordance with Section 3.02.

3.02        Exchange and Proration Procedures.

(a)          Exchange Agent. EVBS shall appoint the Exchange Agent for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, EVBS shall (i) for the benefit of the holders of VCB Common Stock and for exchange in accordance with this Article III, (A) deposit, or cause to be deposited, with the Exchange Agent an amount of cash necessary to pay the Cash Consideration and cash in lieu of fractional shares pursuant to Section 3.02(k) and (B) duly authorize and direct issuance by the Exchange Agent of evidence of a book-entry representing the shares of EVBS Common Stock that constitute the Stock Consideration, and (ii) for the benefit of the holders of VCB Preferred Stock and for exchange in accordance with this Article III, to the extent applicable, duly authorize and direct issuance by the Exchange Agent of evidence of a book-entry representing the shares of EVBS New Preferred Stock that constitute the Preferred Consideration.

(b)          Form of Election; Election Deadline. EVBS shall prepare and file as an exhibit to the Registration Statement (as hereinafter defined) a form of election, in such form and containing such provisions as EVBS and VCB shall mutually agree (collectively, the “Form of Election”) and other appropriate and customary transmittal materials (the “Letter of Transmittal”). The Form of Election shall permit each Person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of VCB Common Stock (other than Excluded Shares) to specify whether such holder’s shares of VCB Common Stock shall be converted into the right to receive the Stock Consideration or the Cash Consideration. The Form of Election shall specify that delivery of the Form of Election shall be effected only upon proper delivery of the completed Form of Election to the Exchange Agent. The Letter of Transmittal shall specify that delivery of the Letter of Transmittal, and title and risk of loss with respect to Certificates shall be effected only upon proper delivery of the completed Letter of Transmittal and, subject to Section 3.02(j), the Certificates to the Exchange Agent. VCB shall mail the Form of Election and the Letter of Transmittal to all Persons who are record holders of shares of VCB Common Stock as of the record date for the VCB Meeting and shall use commercially reasonable efforts to make the Form of Election and the Letter of Transmittal available to all Persons who become holders of shares of VCB Common Stock during the period between the record date for the VCB Meeting and the Election Deadline. As used in this Agreement, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is two Business Days immediately preceding the Closing Date (or on such other date as the parties hereto mutually agree).

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(c)          Submission of Elections. An election by a holder of VCB Common Stock shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election reflecting the holder’s election to receive either all Cash Consideration (a “Cash Election”) or all Stock Consideration (a “Stock Election”) or a mixture of Cash Consideration and Stock Consideration (a “Mixed Election” and each of a Cash Election, a Stock Election and a Mixed Election, an “Election”), which is properly completed, signed and accompanied by the Letter of Transmittal and Certificates representing the shares of VCB Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery or, in the case of lost, stolen or destroyed Certificates, compliance with Section 3.02(j) prior to submission of the Election related to such lost, stolen or destroyed Certificates). All Elections shall be unconditional and irrevocable. After an Election is properly made with respect to any share of VCB Common Stock, no further registration of transfer of such share shall be made on the stock transfer books of VCB. Each share of VCB Common Stock that is not (x) an Excluded Share or (y) a share of VCB Common Stock with respect to which a Cash Election or a Stock Election has been properly made shall be converted into the right to receive Stock Consideration.

(d)          Announcement of Election Deadline. EVBS and VCB shall publicly announce the anticipated date of the Election Deadline at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and EVBS and VCB shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e)          Proration of Elections. Notwithstanding anything in this Agreement to the contrary:

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(i)          With respect to all shares of VCB Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time:

(A)          the number of shares of VCB Common Stock that shall be converted into the right to receive the Cash Consideration shall be limited to 25% of the shares of VCB Common Stock (the “Cash Conversion Number”); and

(B)          the remainder of the shares of VCB Common Stock shall be converted into the right to receive the Stock Consideration.

(ii) If the aggregate number of Cash Electing VCB Shares (such number of shares, the “Cash Election Number”) exceeds the Cash Conversion Number, then:

(A) the number of Cash Electing VCB Shares of each shareholder of VCB that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing VCB Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and

(B)         the remaining number of such holder’s Cash Electing VCB Shares shall be converted into the right to receive the Stock Consideration.

In no event shall EVBS pay Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(f)          Exchange Agent Determinations. The good faith determination of the Exchange Agent (or the joint determination of EVBS and VCB, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Elections shall have been properly made pursuant to this Section 3.02 and as to when Elections were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. The Exchange Agent (or EVBS and VCB jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 3.02(e), and absent manifest error such computations shall be conclusive and binding on EVBS, VCB and all holders of VCB Common Stock. The Exchange Agent may, with the written agreement of EVBS, make any rules that are consistent with this Section 3.02 for the implementation of the Elections provided for in this Agreement and necessary or desirable to effect the Elections.

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(g)          Surrender of Certificates. Subject to Section 3.02(j), all Certificates must be surrendered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of VCB shall not have properly surrendered his or her Certificates within such period, the shares of EVBS Common Stock or EVBS New Preferred Stock that would otherwise have been issued to such shareholder may, at the option of EVBS, be sold and the net proceeds of such sale, together with any Cash Consideration or cash in respect of fractional shares and any previously accrued dividends, shall be held by EVBS for such shareholder’s benefit in a non-interest bearing deposit account at EVB or another depository institution, the deposits of which are insured by the FDIC, chosen by EVBS in its discretion, and the sole right of such shareholder shall be the right to receive any shares of EVBS Common Stock or EVBS New Preferred Stock, as applicable, which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of VCB, without interest, upon proper surrender of his or her Certificates.

(h)          Rounding. All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 3.02(k) will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of VCB Common Stock registered in such shareholder’s name.

(i)          Rights of Shareholders. (i) Following the Effective Time, Certificates which formerly represented shares of VCB Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of EVBS Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 3.02, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of EVBS Common Stock, and following any such exchange, such dividends or other distributions or payments shall be remitted to such holder without interest.

(ii)          Following the Effective Time, Certificates which formerly represented shares of VCB Preferred Stock shall be deemed for all purposes to represent the number of whole shares of EVBS New Preferred Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 3.02, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of EVBS New Preferred Stock, and following any such exchange, such dividends or other distributions or payments shall be remitted to such holder without interest.

(j)          Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by EVBS, the posting by such Person of a bond, in such reasonable amount as EVBS may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of VCB Common Stock or VCB Preferred Stock represented by such Certificate.

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(k)          No Fractional Shares. No fractional shares of EVBS Common Stock shall be issued in respect of shares of VCB Common Stock that are to be converted in the Merger into the right to receive the Stock Consideration. Each holder of a Certificate with respect to VCB Common Stock (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of EVBS Common Stock to which such holder would otherwise have been entitled pursuant to Section 3.01(c)(i)(B) an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of EVBS Common Stock to which such holder would otherwise be entitled (after taking into account all shares of VCB Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 3.02(e)) by (ii) $6.75.

(l)          Anti-dilution Provisions. If, on or after the date of this Agreement and prior to the Effective Time, EVBS splits, combines into a smaller number of shares, or issues by reclassification any shares of EVBS Common Stock, then the Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of VCB Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

3.03       Withholding Rights.

EVBS (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of VCB Common Stock such amounts as EVBS is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of VCB Common Stock in respect of which such deduction and withholding was made by EVBS.

3.04       VCB Options.

Each VCB Option that is outstanding and unexercised immediately prior to the Effective Time shall at the Effective Time cease to represent a right to acquire shares of VCB Common Stock and, without any action on the part of the holder of such VCB Option, shall be exchanged for a cash amount equal to the number of shares of VCB Common Stock subject to such VCB Option immediately prior to the Effective Time multiplied by the difference of $6.25 and the per share exercise price. Notwithstanding anything in the preceding sentence, each VCB Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the VCB Option within the meaning of Section 424(h) of the Code. EVBS and VCB agree to take all necessary steps to the effect the foregoing provisions of this Section 3.04.

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Article IV
ACTIONS PENDING ACQUISITION

4.01       Forbearances of VCB.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of EVBS, which consent shall not be unreasonably withheld, conditioned or delayed, VCB will not:

(a)          Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practices or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and EVBS the goodwill of the customers of VCB and others with whom business relations exist.

(b)          Capital Stock. Other than Rights set forth on Schedule 4.01(b) of the VCB Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(c)          Dividends; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of VCB Common Stock or VCB Preferred Stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of VCB Common Stock or VCB Preferred Stock.

(d)          Compensation, Employment Agreements, Etc. Subject to Section 4.01(f) and Section 6.10(f), enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of VCB or, grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) salary or wage increases for employees other than the officers listed in Schedule 4.01(d) of the VCB Disclosure Schedule (the “Identified Officers”) that are consistent with past practices, (ii) changes that are required by applicable law or (iii) as set forth on Schedule 4.01(d) of the VCB Disclosure Schedule.

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(e)          Hiring. Hire any person as an employee of VCB or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the VCB Disclosure Schedule and (ii) persons hired to fill any employee vacancies (other than Identified Officer vacancies) arising after the date hereof and whose employment is terminable at the will of VCB and who is provided no greater severance or similar benefits or payments as a result of the Transaction or consummation thereof than those severance, similar benefits or payments that would have become payable to the employees who they replaced.

(f) Benefit Plans. (i) Enter into, establish, adopt, amend, terminate or make any contributions to (except (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of the VCB Disclosure Schedule or (C) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of VCB or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; or

(ii) exchange, cancel, surrender, or increase or decrease the benefit provided under, any existing bank or corporate owned life insurance covering any employees of VCB, other than any such change that is required by law; or

(iii) purchase any new bank or corporate owned life insurance covering any employees of VCB.

(g)          Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practices; (ii) transactions set forth in Schedule 4.01(g) of the VCB Disclosure Schedule; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the Certificate of Deposit Account Registry Service (“CDARS”) in the ordinary course of business consistent with past practices or (iv) transactions in the ordinary course of business consistent with past practices in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.

(h)          Acquisitions. Acquire all or any portion of the assets, business, securities, deposits or properties of any other Person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) acquisitions of securities as permitted by Section 4.01(r); (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the CDARS in the ordinary course of business consistent with past practices and (iv) such acquisitions in the ordinary course of business consistent with past practices in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.

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(i)          Capital Expenditures. Except as set forth on Schedule 4.01(i) of the VCB Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practices, in amounts not exceeding $20,000 individually or $35,000 in the aggregate.

(j)          Governing Documents. Amend the VCB Articles or the VCB Bylaws.

(k)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)          Contracts. Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts, or enter into, amend or modify in any material respect any contract related to the offering of investment services, correspondent mortgage banking or other financial services in VCB’s branches by a third party service provider.

(m)          Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which VCB is or becomes a party on or after the date of this Agreement, which settlement, agreement or action involves payment by VCB of an amount that exceeds $20,000 and/or would impose any material restriction on the business of VCB or create precedent for claims that are reasonably likely to be material to VCB.

(n)          Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)          Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, EVBS prior to the date hereof).

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(p)          Derivatives Contracts. Enter into or settle any Derivatives Contract.

(q)          Indebtedness. Incur any indebtedness for borrowed money, other than overnight borrowings and draws under VCB’s existing line of credit with the FHLB, in each case in the ordinary course of business consistent with past practices; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practices.

(r)          Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practices) any debt security or Equity Investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of two years or less, (ii) dispose of any debt security or Equity Investment or (iii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(s)          Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than Loans made or acquired in the ordinary course of business consistent with past practices and that have (A) in the case of unsecured loans made to any one borrower that are originated in compliance with VCB’s internal loan policies, a principal balance not in excess of $300,000 in total, which is understood to include any current outstanding principal balance to any such borrower, and (B) in the case of secured loans to any one borrower that are originated in compliance with VCB’s internal loan policies, a principal balance not in excess of $1,000,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that EVBS’s prior written consent is required pursuant to clause (i) above, EVBS shall use its reasonable best effort to provide such consent within one Business Day of any request by VCB.

(t)          Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practices).

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(u)          Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of VCB, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of VCB, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

(v)          Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than EVBS or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(x)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02      Forbearances of EVBS and EVB.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of VCB, which consent shall not be unreasonably withheld, conditioned or delayed, EVBS and EVB will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course. Conduct their businesses other than in the ordinary and usual course consistent with past practices or fail to use commercially reasonable efforts to preserve their business organizations and preserve for themselves the goodwill of the customers of EVBS and EVB, as applicable, and others with whom business relations exist.

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(b)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (A) any of their representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(c)          Governing Documents. Amend the EVBS Articles, the EVBS Bylaws, the EVB Articles or the EVB Bylaws.

(d)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.03       Control of VCB’s Business.

Prior to the Effective Time, nothing contained in this Agreement shall give EVBS or EVB, directly or indirectly, the right to control or direct the operations of VCB. Prior to the Effective Time, VCB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Article V
REPRESENTATIONS AND WARRANTIES

5.01       Disclosure Schedules.

On or prior to the date hereof, VCB has delivered to EVBS a schedule (the “VCB Disclosure Schedule”) and EVBS and EVB have delivered to VCB a schedule (the “EVBS Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, as applicable, or to one or more covenants contained in Article IV or Article VI, as applicable; provided, however, that (a) no such item is required to be set forth in a disclosure schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 5.02, and (b) the mere inclusion of an item in a disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the disclosure schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

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5.02       Standard.

No representation or warranty of VCB, EVBS or EVB contained in Sections 5.03 or 5.04, respectively, shall be deemed to be untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance, unless such fact, event or circumstance, individually, or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on such party, other than the representations and warranties set forth in Sections 5.03(b), 5.03(g)(iv)(C), 5.03(m)(vi) and 5.03(m)(viii) for VCB and Section 5.04(g)(ii)(C) for EVBS and EVB, which shall be true in all respects.

5.03       Representations and Warranties of VCB.

Subject to Sections 5.01 and 5.02, VCB hereby represents and warrants to EVBS:

(a)          Organization, Standing and Authority. VCB is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. VCB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. VCB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the VCB Articles and VCB Bylaws that have previously been made available to EVBS and EVB are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of VCB previously made available to EVBS and EVB contain true, complete and correct records in all respects of all meetings and other corporate actions held or taken of its shareholders and the VCB Board (including committees thereof) through the date hereof.

(b)          VCB Capital Stock. The authorized capital stock of VCB consists solely of 5,000,000 shares of VCB Common Stock, of which 1,536,608 shares are issued and outstanding as of the date hereof, and 2,000,000 shares of VCB preferred stock, of which 4,700 shares of VCB Series A Preferred Stock and 143 shares of VCB Series B Preferred Stock are issued and outstanding as of the date hereof. The outstanding shares of VCB Common Stock and VCB Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of VCB Common Stock or VCB Preferred Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the VCB Disclosure Schedule sets forth for each VCB Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of VCB Common Stock subject to each option, the number of shares of VCB Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of VCB Common Stock or VCB Preferred Stock reserved for issuance, VCB does not have any Rights issued or outstanding with respect to VCB Common Stock and VCB does not have any commitment to authorize, issue or sell any VCB Common Stock, VCB Preferred Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of VCB may vote are outstanding.

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(c)          Deposit Insurance. The deposit accounts of VCB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and VCB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d)          Corporate Power. VCB has the corporate power and authority to carry on its business as it is now being conducted, to own all its properties and assets and to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the Transaction, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of VCB’s shareholders of this Agreement, the Plan of Merger and the consummation of the Transaction.

(e)          Corporate Authority; Board Recommendation.

(i)          Subject to the approval of this Agreement and the Plan of Merger by the holders of the outstanding VCB Common Stock, this Agreement, the Plan of Merger and the Transaction have been authorized by all necessary corporate action of VCB and the VCB Board and, subject to Section 6.02(b) of this Agreement, the VCB Board shall recommend that shareholders of VCB approve this Agreement and the Plan of Merger and shall direct that the Agreement and the Plan of Merger be submitted for consideration by VCB’s shareholders at the VCB Meeting. VCB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by EVB and EVBS, this Agreement is a valid and legally binding obligation of VCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)         The VCB Board, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the Transaction, including the Merger, and the Support and Non-Competition Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders of VCB and (ii) resolved to recommend that the holders of the shares of VCB Common Stock approve this Agreement and the Merger.

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(f)          Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by VCB in connection with the execution, delivery or performance by VCB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the Virginia Bureau of Financial Institutions and other Governmental Authorities, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of VCB Common Stock and the issuance of EVBS Common Stock in the Merger, (C) the filing of Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA with respect to the Merger and the issuance of a certificate of merger in connection therewith, and (D) the approval of this Agreement and the Plan of Merger by the holders of the required number of outstanding shares of VCB Common Stock. As of the date hereof, VCB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)          Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by VCB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of VCB or to which VCB or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the VCB Articles or VCB Bylaws, or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)          Financial Statements; Undisclosed Liabilities.

(i)          VCB has previously delivered or made available to EVBS and EVB accurate and complete copies of the VCB Financial Statements which, in the case of the balance sheets of VCB as of December 31, 2013 and 2012 and the statements of operations, comprehensive income, changes in shareholders’ equity and cash flows of VCB for each of the two years ended December 31, 2013 and 2012, are accompanied by the audit report of Yount, Hyde & Barbour, P.C. The VCB Financial Statements fairly present or will fairly present, as the case may be, the financial condition of VCB as of the respective dates set forth therein, and the results of operations, changes in stockholders’ equity and cash flows of VCB for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP, except in each case as may be noted therein.

(ii)          The VCB Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP, except as stated therein. The audits of VCB have been conducted in accordance with generally accepted auditing standards of the United States of America.

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(iii)          Since December 31, 2013, VCB has not incurred any liability other than in the ordinary course of business consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iv)          Since December 31, 2013, (A) VCB has conducted its businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) VCB has not taken nor permitted any of the actions set forth in Section 4.01 hereof between December 31, 2013 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to VCB.

(v)          Except for mortgage loans and participations VCB has entered into the ordinary course of business, no agreement pursuant to which any Loans or other assets have been or shall be sold by VCB entitles the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by VCB, to cause VCB to repurchase such Loans or other assets or the buyer to pursue any other form of recourse against VCB. Since December 31, 2013, no cash, stock or other dividend or any other distribution with respect to the capital stock of VCB has been declared, set aside or paid. In addition, no shares of capital stock of VCB have been purchased, redeemed or otherwise acquired, directly or indirectly, by VCB since December 31, 2013, and no agreements have been made to do the foregoing.

(vi)          VCB maintains a system of internal accounting controls sufficient to provide reasonable assurances that all material information concerning VCB is made known on a timely basis to permit the preparation of the VCB Financial Statements and any public disclosure documents relating to VCB.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against VCB and, to VCB’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to VCB’s Knowledge, there are no facts that could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither VCB nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction.

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(i)          Regulatory Matters.

(i)          VCB has duly filed with the appropriate Governmental Authorities in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and VCB has previously delivered or made available to EVBS and EVB accurate and complete copies of all such reports. In connection with the most recent examinations of VCB by the appropriate Governmental Authorities, including examinations by the FDIC and the Virginia Bureau of Financial Institutions, VCB was not required to correct or change any action, procedure or proceeding (including through identification of matters requiring immediate attention) that, to VCB’s Knowledge, has not been now corrected or changed. To the Knowledge of VCB, since its last regulatory examination of Community Reinvestment Act compliance, VCB has not received any complaints as to Community Reinvestment Act compliance.

(ii) Neither VCB nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, since December 31, 2013 has VCB adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. VCB has paid all assessments made or imposed by any Governmental Authority.

(iii) VCB has not been advised by nor, to VCB’s Knowledge, are there any facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)          Compliance With Laws. VCB:

(i)          is and at all times since October 31, 2005 has been in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable to its business or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of VCB related to customer data, privacy and security;

(ii)          has and at all times since October 31, 2005 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to VCB’s Knowledge, no suspension or cancellation of any of them is threatened; and

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(iii)          has received no notification or communication from any Governmental Authority (A) asserting that VCB is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to VCB’s Knowledge, do any grounds for any of the foregoing exist).

(k)          Material Contracts; Defaults.

(i)          Set forth in Section 5.03(k)(i) of the VCB Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that VCB is a party to, bound by or subject to (collectively, “Material Contracts”), (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of VCB or other Person to indemnification from VCB, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $20,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of VCB, (H) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practices, (I) which provides for the payment by VCB of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by VCB, (K) which materially restricts the conduct of any business by VCB or limits the freedom of VCB to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires VCB to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (L) which is with respect to, or otherwise commits VCB to do, any of the foregoing.

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(ii)           Each Material Contract is valid and binding on VCB and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of VCB, is valid and binding on the other parties thereto. VCB is not, and to the Knowledge of VCB, no other party thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by VCB is currently outstanding.

(iii)           Section 5.03(k)(iii) of the VCB Disclosure Schedule sets forth a schedule of all executive officers and directors of VCB who have outstanding loans from VCB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)           No Brokers. Except for an agreement with Raymond James & Associates, Inc., no action has been taken by VCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(m)           Employee Benefit Plans.

(i)           All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of VCB (the “Employees”) and current or former directors or independent contractors of VCB including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, split dollar, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(m)(i) of the VCB Disclosure Schedule. VCB does not maintain, and never has maintained, (i) any tax-qualified defined benefit pension plan subject to Title IV of ERISA or (ii) any Benefit Plans covering foreign Employees. True and complete copies of the following have been provided or made available to EVBS and EVB: (A) all Benefit Plan documents including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the two most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103 of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code or, if applicable, prototype opinion or advisory letter issued to the plan document provider of the plan or prototype or volume submitter plan document; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (I) any Form 5310 or Form 5330 filed with the IRS; and (J) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

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(ii)           Each Benefit Plan has been established, operated and administered to date in all respects in accordance with the applicable provisions of ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, any regulations or rules promulgated thereunder, and any other applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained, and all filings, disclosures and notices required by applicable law with respect to each Benefit Plan have been timely made. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS (including a determination that the related trust under such Benefit Plan is exempt from tax under Section 501(a) of the Code) or, if VCB uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, is entitled to rely upon the IRS opinion or advisory letter issued to the sponsors of the prototype or volume submitter plan documents, and to VCB’s Knowledge, there are no circumstances that could adversely affect such qualification or that are likely to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. VCB has not received any correspondence or written or verbal notice from the PBGC, the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to VCB’s Knowledge, threatened legal action, suit or claim relating to the Benefit Plans other than routine claims for benefits. VCB has not engaged in a transaction, or omitted to take any action, with respect to any Benefit Plan or Pension Plan that could subject VCB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. VCB has not engaged in a transaction, or omitted to take any action, with respect to any Benefit Plan or Pension Plan that could subject VCB to claims of a breach of fiduciary duty under ERISA or applicable laws. Each Benefit Plan required to be registered or approved by a Governmental Authority has been registered with, or approved by, such Governmental Authority and has been maintained in accordance with such registration or approval requirements. There are no matters pending before the PBGC, the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. Since December 31, 2005, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

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(iii)           There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)           All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the VCB Financial Statements. There are no written personnel policies or employee handbooks applicable to employees of VCB other than those set forth on Section 5.03(m)(i) of the VCB Disclosure Schedule. Complete and correct copies of such written personnel policies and employee handbooks have heretofore been delivered to EVBS.

(v)           Except as provided in Section 5.03(m)(v) of the VCB Disclosure Schedule, VCB has no obligations for retiree health and life benefits or other retiree death benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. VCB may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder, and, except as provided in Section 5.03(m)(v) of the VCB Disclosure Schedule, there has been no communication to Employees by VCB that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis. No event or condition exists with respect to a Benefit Plan that could subject VCB to a material tax under Section 4980B of the Code. Except as provided in Section 5.03(m)(v) of the VCB Disclosure Schedule, with respect to any Benefit Plan that provides medical, health, life insurance or other, similar benefits, (i) no such Benefit Plan provides benefits beyond termination of employment or retirement other than coverage mandated by statute, and (ii) claims under each such Benefit Plan (1) are subject to contracts of insurance or (2) are subject to contracts with one (1) or more health maintenance organizations, in the case of each of (1) and (2) pursuant to which one (1) or more entities other than VCB bear the liability for such claims.

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(vi)           Except as provided in Section 5.03(m)(vi) of the VCB Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or the Plan of Merger or consummation of the Transaction, either alone or in connection with a subsequent event, will, directly or indirectly, (A) entitle any Employees or any current or former director or independent contractor of VCB to any payment or any increase in any payment upon any termination of employment, whether before or after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in the triggering or imposition of any restrictions or limitations on the right of EVB or EVBS to cause any such Benefit Plan to be amended or terminated (or result in any adverse consequences for doing so), (D) result in any breach or violation of, or a default under, any of the Benefit Plans, (E) result in any payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (F) result in any payment or portion of any payment that would not be deductible by VCB, EVB or EVBS under Section 162(m) of the Code when paid.

(vii)           All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax and other filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid. No issues have been raised by relevant taxing, labor or securities authorities in connection with any of the filings made, nor has a request for audit or review of any such filings been received or, to VCB’s Knowledge, is any such request pending.

(viii)           Section 5.03(m)(viii) of the VCB Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such VCB Disclosure Schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, split dollar, change in control and all other agreements, plans (including any severance plans) and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

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(ix)           No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a multiple employer plan within the meaning of Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA.

(x)           VCB has not made any agreement, taken any action or omitted to take any action, with respect to or as part of any Benefit Plan that is an operational or document failure under Section 409A of the Code or that would reasonably be expected to subject VCB or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to VCB under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the Transaction (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), VCB will not be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to VCB under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(xi)            Each Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5001(b)(1) has been operated at all times in compliance with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules, (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder, (iv) the provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, and (v) all other applicable Laws.

(xii)            All service providers to VCB have been properly characterized as employees or independent contractors, and VCB has properly reported all payments of compensation or, under Code Section 3121(v)(2), the right to receive deferred compensation on the applicable Forms W-2 or 1099.  VCB does not have any obligations to provide benefits to any service provider characterized as independent contractors under the Benefit Plans.

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(n)           Labor Matters. VCB is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is VCB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel VCB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving VCB pending or, to VCB’s Knowledge, threatened, nor, to VCB’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. VCB has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.

(o)           Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on VCB of any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of VCB, threatened against VCB. To the Knowledge of VCB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation on VCB. VCB is and has been in compliance in all respects with applicable Environmental Laws. To VCB’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by VCB, or any property in which VCB has held a security interest, Lien or a fiduciary or management role (“VCB Loan Property”), has been contaminated with, or has had any Release of, any Hazardous Substance. VCB could not be deemed the owner or operator of, and has not participated in the management regarding Hazardous Substances of, any VCB Loan Property that has been contaminated with, or has had any Release of, any Hazardous Substance. VCB does not have any liability for any Hazardous Substance Release, disposal or contamination on any third party property. VCB does not or, to VCB’s Knowledge, no Person whose liability VCB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law. VCB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. Except as set forth in Section 5.03(o) of the VCB Disclosure Schedule, to VCB’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving VCB, any currently or formerly owned or operated property, any VCB Loan Property, or, to VCB’s Knowledge, any Person whose liability VCB has assumed whether contractually or by operation of law, that could reasonably be expected to result in any obligation, claims, liability or investigations against VCB, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any VCB Loan Property. Set forth in Section 5.03(o) of the VCB Disclosure Schedule are true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to VCB and any currently or formerly owned or operated property.

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(p)          Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within that to file which have not expired) by or with respect to the VCB Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be correct and complete in all respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the VCB Group and that have due dates on or before the Effective Date have been or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or any other taxing authority and have disclosed all positions taken that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, (E) the VCB Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (F) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (G) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (H) no member of the VCB Group has extended or waived any statutes of limitation with respect to any Taxes of VCB. There are no Liens for Taxes upon the assets of VCB, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim, assessment, notice of deficiency or proposed Tax adjustment has ever been made by or written notice indicating an intent to open an audit or other review or request relating to Tax matters has been received from any Governmental Authority in a jurisdiction where VCB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no director or officer (or employee responsible for Tax matters) of the VCB Group expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Schedule 5.03(p), neither the VCB Group nor any of its members is the beneficiary of any extension of time within which to file any Tax Return.

(ii)           VCB has made available to EVB true and complete copies of the United States federal and state income Tax Returns filed by VCB and each member of the VCB Group for each of the three most recent fiscal years for which such returns have been filed.

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(iii)           Neither VCB nor any other member of the VCB Group has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by the VCB Financial Statements in excess of the amounts accrued or subject to a reserve for Tax liability (rather than any reserve for timing differences between book and Tax income) with respect thereto that are reflected in the VCB Financial Statements and do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the VCB Group in filing their Tax Returns. Since the date of the most recent VCB Financial Statements the VCB Group has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(iv)           Neither VCB nor any other member of the VCB Group is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is not and has not been a member of an affiliated group filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was VCB) and, to the Knowledge of VCB, has no liability for Taxes of any Person (other than a member of the VCB Group) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the VCB Group) as a transferee or successor, by contract or otherwise.

(v)           No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the VCB Group and no such agreement or ruling has been applied for and is currently pending.

(vi)           The VCB Group does not maintain any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws) or which would be subject to an excise tax under Section 280G or 409A of the Code and the regulations issued thereunder (or any similar provision of state or local laws).

(vii)           (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that any member of the VCB Group is or was required by law to withhold, collect or deposit in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, customer, stockholder or other third party have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii)           Neither VCB nor any other member of the VCB Group has been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

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(ix)           EVBS will not on account of an action taken by VCB or the VCB Group prior to the Effective Date be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) the use of an improper method of accounting for a Tax period ending on or prior to the Effective Date, (iii) any “closing agreement “ described in Section 7121 of the Code or any analogous provision of state, local or foreign law executed on or prior to the Effective Date, (iv) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (v) a prepaid amount received, or paid, prior to the Effective Date, (vi) an election under Section 108(i) of the Code or (vii) deferred intercompany gains or losses, intercompany items or similar items or excess loss account described in Treasury regulations under Section 1502 of the Code or any analogous provision of state, local or foreign law arising prior to the Effective Date.

(x)           No member of the VCB Group has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xi)           No member of the VCB Group has and each has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and no member of the VCB Group has not engaged in a trade or business within, or derived any income from, any foreign country. None of VCB’s subsidiaries is a controlled foreign corporation defined in Section 957 of the Code or is a passive foreign investment company within the meaning of Section 1297 of the Code.

(xii)           VCB has obtained and maintains on file a Form W-9 or the appropriate Form W-8 with respect to each of its depositors or other account holders, bondholders and shareholders and is in full compliance with all reporting, record keeping and due diligence requirements under the Foreign Account Tax Compliance Act and all of the rules and regulations promulgated thereunder.

(xiii) VCB is not currently and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(q)          Risk Management Instruments.

(i)           VCB is not a party and has not agreed to enter into any Derivatives Contract.

(ii)           “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any VCB Options.

(r)           Loans; Nonperforming and Classified Assets.

(i)           Each Loan on the books and records of VCB was made and has been serviced in all respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all respects by appropriate and sufficient documentation and, to the Knowledge of VCB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)           Set forth in Section 5.03(r)(ii) of the VCB Disclosure Schedule, as to VCB as of April 30, 2014 are: (A) any written or, to VCB’s Knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to VCB’s Knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by VCB or an applicable Governmental Authority (it being understood that no representation is being made that the Virginia Bureau of Financial Institutions or the FRB would agree with the loan classifications established by VCB); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or 5% or greater shareholder of VCB, or to the best Knowledge of VCB, any Person controlling, controlled by or under common control with, any of the foregoing.

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(s)           Properties. All real and personal property owned by VCB or presently used by it in its business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with past practices. Except as set forth in Section 5.03(s) of the VCB Disclosure Schedule, VCB has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the balance sheet of VCB as of December 31, 2013, or acquired after such date, other than properties sold by VCB in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practices and (iii) as reflected on the balance sheet of VCB as of December 31, 2013. All real and personal property that is used in VCB’s business and leased or licensed by VCB is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t)           Intellectual Property. VCB owns or possesses valid and binding licenses and other rights to use without payment of any amount all patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all Liens, and VCB has not received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others. To the Knowledge of VCB, the operation of the business of VCB does not infringe or violate the intellectual property of any third party. VCB has performed in all respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u)           Fiduciary Accounts. VCB has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. VCB has not, nor to VCB’s Knowledge, has any of its directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)           Books and Records. The books and records of VCB have been fully, properly and accurately maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all respects all dealings and transactions in respect of the business, assets, liabilities and affairs of VCB.

(w)           Insurance. Set forth in Section 5.03(w) of the VCB Disclosure Schedule is a list of all insurance policies or bonds currently maintained by VCB (“Insurance Policies”). VCB is insured with reputable insurers against such risks and in such amounts as the management of VCB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, VCB is not in default thereunder, and all claims thereunder have been filed in due and timely fashion.

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(x)           Allowance For Loan Losses. VCB’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with VCB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. VCB has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to VCB’s allowance for loan losses since October 31, 2005.

(y)          Transactions With Affiliates. All “covered transactions” between VCB and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(z)           Required Vote; Antitakeover Provisions; Absence of Appraisal Rights.

(i)           The affirmative vote of the holders of a majority of the outstanding shares of VCB Common Stock is necessary to approve this Agreement on behalf of VCB. No other vote of the shareholders of VCB is required by law, the VCB Articles, the VCB Bylaws or otherwise to approve this Agreement.

(ii)           Based on the representation and warranty of EVBS and EVB contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the VSCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the VCB Articles and VCB Bylaws), apply or will apply to this Agreement or the Transaction.

(iii)        Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will result in any holder of VCB Common Stock or VCB Preferred Stock having appraisal rights under the VSCA.

(aa)         Fairness Opinion. The VCB Board has received the opinion of Raymond James & Associates, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of VCB Common Stock from a financial point of view.

(bb)        Transactions in Securities.

(i)           All offers and sales of securities by VCB were at all relevant times exempt from the registration requirements of the Securities Act.

(ii)         Neither VCB, nor to VCB’s Knowledge, (a) any director or executive officer of VCB, (b) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold or caused to be purchased or sold, any shares of VCB Common Stock or other securities issued by VCB, (i) during any period when VCB was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

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(cc)         Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(dd)        Support and Non-Competition Agreements. All of the directors of VCB have entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Annex B.

5.04       Representations and Warranties of EVBS and EVB.

Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, EVBS and EVB hereby represent and warrant to VCB as follows:

(a)          Organization, Standing and Authority. EVBS is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. EVBS is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. EVBS has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)          EVBS Capital Stock.

(i)           The authorized capital stock of EVBS consists solely of 50,000,000 shares of EVBS Common Stock, of which 11,862,367 shares were issued and outstanding as of the close of business on May 29, 2014, and 10,000,000 shares of EVBS preferred stock, of which 24,000 shares of EVBS Series A Preferred Stock and 5,240,192 shares of EVBS Series B Preferred Stock were issued and outstanding as the close of business on May 29, 2014. The outstanding shares of EVBS Common Stock and EVBS Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of EVBS Common Stock or EVBS Preferred Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof and except as disclosed on Schedule 5.04(b) of the EVBS Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock of EVBS, except for shares of EVBS Common Stock issuable pursuant to the EVBS Benefit Plans and by virtue of this Agreement.

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(ii)       The shares of EVBS Common Stock to be issued in exchange for shares of VCB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)          EVB.

(i)        EVB has been duly organized and is validly existing in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. EVB is duly licensed by the Commonwealth of Virginia and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law and EVB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(ii) (A) EVBS owns, directly or indirectly, all the issued and outstanding equity securities of EVB, (B) no equity securities of EVB are or may become required to be issued (other than to EVBS) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which EVB is or may be bound to sell or otherwise transfer any of its equity securities (other than to EVBS or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings or arrangements relating to EVBS’s right to vote or to dispose of such securities.

(d)          Corporate Power. Each of EVBS and EVB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. EVBS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause EVB to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and consummate the Merger, and EVB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and consummate the Merger, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.

(e)          Corporate Authority. This Agreement, the Plan of Merger and the Transaction have been authorized by all necessary corporate action of EVBS, the EVBS Board, EVB and the board of directors of EVB, as applicable. This Agreement has been duly executed and delivered by EVBS and EVB and, assuming due authorization, execution and delivery by VCB, this Agreement is a valid and legally binding obligation of EVBS and EVB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(f)           Regulatory Approvals; No Defaults.

(i)        No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by EVBS or any of its Subsidiaries in connection with the execution, delivery or performance by EVBS and EVB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the Virginia Bureau of Financial Institutions, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of VCB Common Stock and the issuance of EVBS Common Stock in the Merger, (C) the approval of the listing on NASDAQ of the EVBS Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA with respect to the Merger and the issuance of a certificate of merger in connection therewith. As of the date hereof, EVB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)       Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by EVBS and EVB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of EVBS or of any of its Subsidiaries or to which EVBS or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of EVBS or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

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(g)          Financial Reports and Securities Documents; Material Adverse Effect.

(i)        EVBS’s Annual Report on Form 10-K for the year ended December 31, 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2013 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, EVBS’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of EVBS and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of EVBS and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)       Since December 31, 2013, (A) EVBS and EVB have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction), (b) EVBS and EVB have not taken or permitted any of the actions set forth in Section 4.02 hereof between December 31, 2013 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to EVBS.

(iii)      EVBS maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to EVBS is made known on a timely basis to the individuals responsible for the preparation of EVBS’s Securities Documents.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against EVBS or its Subsidiaries and, to EVBS’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither EVBS nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions.

(i)           No Brokers. Except for an agreement with Keefe, Bruyette & Woods, Inc., no action has been taken by EVBS or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

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(j)           Tax Matters. As of the date hereof, to EVBS’s Knowledge, there are no conditions existing that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)          Regulatory Matters.

(i)        EVBS and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of EVBS and its Subsidiaries by the appropriate Governmental Authorities, neither EVBS nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding that, to EVBS’s Knowledge, has not been now corrected or changed. To the Knowledge of EVBS, since its last regulatory examination of Community Reinvestment Act compliance, EVB has not received any complaints as to Community Reinvestment Act compliance.

(ii)       Neither EVBS nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor since December 31, 2013, has EVBS or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. EVBS and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)      Neither EVBS nor any of its Subsidiaries has been advised by and, to the Knowledge of EVBS, there are no facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l)           Compliance With Laws. Each of EVBS and EVB:

(i)        is in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of EVBS and EVB related to customer data, privacy and security;

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(ii)       has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to EVBS’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)      has received no notification or communication from any Governmental Authority (A) asserting that EVBS or EVB is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to EVBS’s Knowledge, do any grounds for any of the foregoing exist).

(m)         Allowance for Loan Losses. EVBS’s allowance for loan losses is, and shall be as of the Effective Time, in compliance with EVBS’s existing methodology for determining the adequacy of its allowance for loan losses, as well as the standards established by GAAP and is and shall be adequate under all such standards. EVBS has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to EVBS’s allowance for loan losses since December 31, 2011.

(n)          Financial Ability. On the Effective Date and through the date of payment of the Merger Consideration by EVBS, EVBS will have all funds necessary to consummate the Merger and pay the aggregate cash component of the Merger Consideration to holders of VCB Common Stock pursuant to Article III hereof.

(o)          Ownership of VCB Common Stock. None of EVBS or any of its Subsidiaries, or to EVBS’s Knowledge, any of its other affiliates (as such term is defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of VCB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

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(p)          Board Approval. The EVBS Board, at a meeting duly called and held, has by a vote of the directors present (who constituted all of the directors then in office) determined that this Agreement and the Transaction, including the Merger, taken together, are fair to and in the best interests of its shareholders and approved this Agreement. Approval by EVBS’s shareholders is not required for it to perform its obligations under this Agreement.

(q)          Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

Article VI
COVENANTS

6.01       Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, each of VCB, EVBS and EVB agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02       Shareholder Approval.

(a)          VCB agrees to take, in accordance with applicable law and the VCB Articles and the VCB Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval of this Agreement, the Plan of Merger and any other matters required to be approved by VCB’s shareholders for consummation of the Transaction (including any adjournment, the “VCB Meeting”). Once the VCB Meeting has been called and noticed, VCB shall not postpone or adjourn the VCB Meeting without the consent of EVBS, provided VCB reserves the right to adjourn or postpone the VCB Meeting, if necessary, in order to solicit additional proxies in the event that (i) there are not sufficient affirmative votes present at the VCB Meeting to approve this Agreement and the Plan of Merger or (ii) a quorum is not present at the VCB Meeting. Except with the prior written consent of EVBS, no other matters shall be submitted for the approval of the VCB shareholders at the VCB Meeting. Subject to Section 6.02(b), the VCB Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action and use reasonable best efforts to solicit such approval by VCB’s shareholders and shall not (A) withdraw, modify or qualify in any manner adverse to EVBS such recommendation or (B) take such other action or make any other public statement in connection with the VCB Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). In addition to the foregoing, VCB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger while this Agreement is in effect.

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(b)          Notwithstanding the foregoing, VCB and the VCB Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)        VCB shall have complied in all respects with Section 6.07;

(ii)       the VCB Board, after consulting with its outside counsel, shall have determined in good faith that failure to pursue a Superior Proposal would result in a violation of its fiduciary duties under applicable law; and

(iii)      if the VCB Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the VCB Board shall have concluded in good faith, after giving effect to all of the adjustments that may be offered by EVBS pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) VCB shall notify EVBS at least five Business Days in advance of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to EVBS a detailed summary of all material terms of such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, VCB shall, and shall cause its financial and legal advisors to, during the period following VCB’s delivery of the notice referred to in clause (B) above, negotiate with EVBS in good faith for a period of up to five Business Days (to the extent EVBS desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03       Registration Statement.

(a)          EVBS agrees to prepare and file with the SEC a Registration Statement on Form S-4 or other applicable form (the “Registration Statement”) in connection with the issuance of EVBS Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of VCB and EVBS constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). VCB shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for such documents, and VCB, and its legal, financial and accounting advisors, shall have the right to review, comment upon and consult with EVBS and its counsel prior to the filing of such Registration Statement, and all supplements and amendments thereto, prior to its or their filing. VCB agrees to cooperate with EVBS and EVBS’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Provided that VCB has cooperated as described above, EVBS agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of VCB and EVBS agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. EVBS also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

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(b)          Each of VCB and EVBS agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto shall, at the date(s) of mailing to VCB’s shareholders and at the time of the VCB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which such Proxy Statement/Prospectus is or is to be used, not misleading. Each of VCB and EVBS further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, as applicable, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus, as applicable.

(c)          EVBS agrees to advise VCB, promptly after EVBS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of EVBS Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent EVBS is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or any request by the SEC or FRB for additional information.

(d)          After the Registration Statement is declared effective under the Securities Act, VCB shall promptly mail the Proxy Statement/Prospectus to its shareholders. The expense of printing and mailing such materials shall be borne by VCB.

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6.04       Regulatory Filings.

(a)          EVBS shall use its reasonable best efforts, and VCB shall cooperate with EVBS, to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction or to effect the purchase or redemption of the VCB Preferred Stock. Any initial filings with Governmental Authorities shall be made by EVBS as soon as reasonably practicable after the execution hereof. Each of EVBS and VCB shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction or the purchase or redemption of the VCB Preferred Stock. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction or the purchase or redemption of the VCB Preferred Stock, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction or the purchase or redemption of the VCB Preferred Stock.

(b)          Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05       Press Releases.

VCB and EVBS shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FRB or NASDAQ. VCB and EVBS shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

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6.06       Access; Information.

(a)          Both EVB and VCB agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors (which each party shall use its reasonable best efforts to obtain from its independent auditors), systems, properties, personnel and advisors of each party and to such other information relating to such party as the other party may reasonably request and, during such period, each party shall furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of the party as the other party may reasonably request.

(b)          During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 30 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), each party will deliver to the other party its balance sheet and statements of operations, stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP. As soon as reasonably available, but in no event more than 60 days after the end of each fiscal year, each party will deliver to the other party its balance sheet and statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for such year prepared in accordance with GAAP. Within fifteen days after the end of each month, each party will deliver to the other party a balance sheet and statement of operations, without related notes, for such month prepared in accordance with GAAP. In the case of EVBS and EVB, the financial statements required to be delivered by this Section 6.06(b) may be consolidated.

(c)          All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the confidentiality agreement, executed and delivered by EVBS on January 16, 2014 and the provisions of the confidentiality agreement executed and delivered by VCB on May 6, 2014 (each a “Confidentiality Agreement”).

(d)          No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

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(e)          VCB shall allow a representative of EVBS to attend as an observer all VCB Board and VCB Board committee meetings (including, without limitation, loan committee meetings), except that no EVBS representative will be entitled to attend any meeting or portion of a meeting in which the VCB Board or a committee thereof considers the Merger, an Acquisition Proposal, a Change in Recommendation or any matter that VCB reasonably believes to be subject to an attorney/client privilege. VCB shall give reasonable notice to EVBS of any such meeting and, if known, the agenda for or business to be discussed at such meeting. VCB shall also provide to EVBS all written agendas and meeting or written consent materials provided to the directors of VCB in connection with Board and committee meetings. All information obtained by EVBS at these meetings shall be treated in confidence as provided in this Section 6.06.

6.07       Acquisition Proposals.

(a)          VCB agrees that it shall, and shall direct and cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of VCB thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction, if necessary. From the date of this Agreement through the Effective Time, VCB shall not, and shall cause its directors, officers or employees or any Representative retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than EVBS or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the VCB Meeting, if the VCB Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the VCB Board’s fiduciary duties under applicable law, VCB may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a)(i) that the VCB Board determines in good faith is likely to constitute a Superior Proposal, subject to providing prior written notice of its decision to take such action to EVBS at least one Business Day prior to such decision and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (A) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by VCB after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to EVBS, and (B) participate in discussions or negotiations regarding such a Superior Proposal.

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(b)          For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets or deposits of VCB taken as a whole, (ii) direct or indirect acquisition or purchase of any class of Equity Securities representing 25% or more of the voting power of VCB, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of Equity Securities of VCB or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving VCB, other than the Transaction.

(c)           For purposes of this Agreement, the term “Superior Proposal” means an unsolicited Acquisition Proposal (for this purpose, substituting “50%” for each reference to “25%” in the definition of Acquisition Proposal) that was received and considered in compliance with this Section 6.07 and that would, if consummated, result in a transaction that is more favorable to VCB’s shareholders from a financial point of view than the Merger, as determined by the VCB Board in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood of consummation), and consulting with VCB’s financial advisor (which shall be a nationally recognized investment banking firm and which, the parties acknowledge and agree, includes Raymond James & Associates, Inc.) and outside counsel.

(d)          In addition to the obligations of VCB set forth in Section 6.07(a), VCB shall within one Business Day advise EVBS orally and in writing of its receipt of any Acquisition Proposal (or any inquiry that could reasonably lead to an Acquisition Proposal) and keep EVBS informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to EVBS all materials provided to or made available to any third party pursuant to this Section 6.07 that were not previously provided to EVBS.

(e)          VCB agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of VCB shall be deemed a breach of this Section 6.07 by VCB.

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6.08       NASDAQ Listing.

EVBS agrees to use its reasonable best efforts to obtain, prior to the Effective Date, approval subject to notice of official issuance to list on the NASDAQ the shares of EVBS Common Stock to be issued in connection with the Merger.

6.09       Indemnification.

(a)           From and after the Effective Time through the sixth anniversary of the Effective Time, EVBS (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of VCB determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of VCB or is or was serving at the request of VCB as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the VCB Articles and the VCB Bylaws, as applicable, or any agreement, arrangement or understanding that is set forth in Section 6.09(a) of the VCB Disclosure Schedule, in each case as in effect on the date hereof.

(b)          Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel that is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

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(c)           VCB shall cause the persons who served as directors or officers of VCB to be covered by prepaid directors’ and officers’ liability insurance policies. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time; provided, however, that in no event shall VCB expend, in order to maintain or provide insurance coverage pursuant to this Section 6.09(c), an aggregate amount in excess of 300% of the annual premium paid by VCB as of the date hereof for such insurance (“Maximum Insurance Amount”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Maximum Insurance Amount, VCB shall obtain the most advantageous coverage obtainable for an amount not exceeding the Maximum Insurance Amount.

(d)           If EVBS or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of EVBS shall assume the obligations set forth in this Section 6.09.

6.10       Benefit Plans.

(a)           As soon as administratively practicable after the Effective Time, EVBS shall take all reasonable action so that employees of VCB shall be entitled to participate in each employee benefit plan, program or arrangement of EVBS of general applicability (the “EVBS Benefit Plans”) to the same extent as similarly-situated employees of EVBS and its Subsidiaries (it being understood that inclusion of the employees of VCB in the EVBS Benefit Plans may occur at different times with respect to different plans); provided that coverage may be continued under the corresponding Benefit Plans of VCB (unless terminated prior to the Effective Date or Effective Time) until such employees are permitted to participate in the EVBS Benefit Plans; and provided, however, that nothing contained herein shall require EVBS or any of its Subsidiaries to make any grants to any former employee of VCB under any discretionary equity compensation plan of EVBS. EVBS shall, to the extent permitted by the terms of the relevant plan and applicable law, cause each EVBS Benefit Plan in which employees of VCB are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the EVBS Benefit Plans, the service of such employees with VCB to the same extent as such service was credited for such purpose by VCB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

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(b)          Nothing herein shall limit the ability of EVBS to request that VCB amend, freeze or terminate any of VCB’s Benefit Plans in accordance with their terms before the Merger, or to limit the ability of EVBS to amend, freeze or terminate any of VCB’s Benefit Plans in accordance with their terms after the Merger. Upon the request of EVBS, VCB shall use reasonable efforts to amend, freeze or terminate any of VCB’s Benefit Plans prior to the Effective Date or Effective Time, if EVBS determines that such action is necessary or appropriate to the transition of benefits for all employees after consummation of the Transaction.

(c)           Subject to Sections 6.11(b), (g) and (h), at and following the Effective Time, EVBS shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of VCB and current and former directors of VCB existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of VCB to the extent that each of the foregoing is set forth in the VCB Disclosure Schedule and has not been terminated. The change in control, severance or termination payments that are payable pursuant to such agreements, plans or policies of VCB (which have been quantified in reasonable detail) are set forth in Section 6.10(c) of the VCB Disclosure Schedule.

(d)          At such time as employees of VCB become eligible to participate in a medical, dental or health plan of EVBS or its Subsidiaries, EVBS shall, to the extent permitted by the terms of the relevant plan and applicable law, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of EVBS, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

(e)           Each of VCB, EVBS and EVB acknowledges and agrees that all provisions contained within this Section 6.10 with respect to employees are included for the sole benefit of VCB and EVBS and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with VCB, EVBS, its Subsidiaries or any of their respective affiliates.

(f)           An employee of VCB (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time but on or before the date that is six months from the Effective Time shall be entitled to receive severance payments pursuant to VCB’s severance plan, as set forth in Section 5.03(m)(viii) of the VCB Disclosure Schedule.

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(g)          Prior to the Effective Time and prior to the terminations described in Section 6.10(h), VCB shall take all steps necessary to (i) amend the Virginia Company Bank Supplemental Executive Retirement Plan Agreement for Mark Hanna (the “SERP”), including obtaining Mark Hanna’s consent to such amendment, to (A) freeze the benefit amount payable thereunder to the amount payable under the SERP in accordance with Section 3.02(b) thereof, and (B) remove any accelerated vesting provisions triggered upon a change in control or plan termination and (ii) amend all change in control and change in control employment agreements to (A) remove any excise tax gross-up provisions for “excess parachute payments” within the meaning of Section 280G of the Code and (B) add in each such agreement a cutback provision to avoid the payment of any excess parachute payments. All documents issued, adopted or executed in connection with the implementation of this Section shall be subject to EVBS’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(h)          Prior to the Effective Time, at the request of EVBS, VCB shall take all steps necessary to (i) terminate all employment agreements, all change in control employment agreements, the SERP, and any other similar plans or arrangements (collectively, the “Affected Agreements”) immediately preceding the Effective Time, and (ii) pay upon, or within 30 days after, such termination in a lump sum, net of applicable tax withholdings, the amounts payable thereunder to each affected employee provided, however, that the amounts payable upon termination of the change in control employment agreements shall be reduced as necessary to insure that no amounts payable under the Affected Agreements (when aggregated with any other benefits or payments payable upon a change of control to the affected employee) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code, as determined by EVBS’s outside accounting firm (the “Adjusted Plan Termination Payments”). All documents issued, adopted or executed in connection with the implementation of this Section shall be subject to EVBS’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(i)           Prior to the Effective Time, VCB shall take all steps necessary to obtain (i) a general release from Mark C. Hanna associated with his employment prior to the Effective Time and (ii) a separation and release agreement from Michael R. McAllister associated with his termination of employment. Such agreements shall be in a form acceptable to EVBS.

(j)           Prior to the Effective Time, VCB shall take all steps necessary to cancel the restricted stock agreement between VCB and Mark Hanna dated January 28, 2013. Such cancellation shall be subject to EVBS’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

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6.11       Notification of Certain Matters.

Each of VCB and EVBS shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12       Compliance with Law.

Each of EVBS, EVB and VCB shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or its employees conducting such businesses.

6.13       Antitakeover Statutes.

Each of EVBS and VCB and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Plan of Merger and the Transaction.

6.14       Advisory Board.

EVB, in its sole discretion, may establish an advisory board for the Hampton Roads market and, if such an advisory board is established, may, in its sole discretion, offer seats to any director of VCB who is interested in serving and who does not join the EVB board of directors as contemplated in Section 2.01(d) after the Effective Time.

Article VII
CONDITIONS TO CONSUMMATION OF THE MERGER

7.01       Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a)           Shareholder Approval. This Agreement and the Plan of Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of VCB Common Stock.

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(b)          Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the EVBS Board reasonably determines in good faith would materially reduce the benefits of the Transaction to such a degree that EVBS would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)           No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)           Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)           Listing. The shares of EVBS Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.02       Conditions to Obligation of VCB.

The obligation of VCB to consummate the Merger is also subject to the fulfillment, or written waiver by VCB prior to the Effective Date, of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of EVBS and EVB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and VCB shall have received a certificate, dated the Effective Date, signed on behalf of EVBS by the Chief Executive Officer and the Chief Financial Officer of EVBS and EVB to such effect.

(b)           Performance of Obligations of EVBS and EVB. EVBS and EVB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and VCB shall have received a certificate, dated the Effective Date, and signed on behalf of EVBS by the Chief Executive Officer and the Chief Financial Officer of EVBS and EVB to such effect.

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(c)           Tax Opinion. VCB shall have received the written opinion of Williams Mullen in form and substance reasonably satisfactory to VCB, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of VCB and others, reasonably satisfactory in form and substance to such counsel.

(d)          No Material Adverse Effect. No Material Adverse Effect with respect to EVBS and EVB shall have occurred.

(e)           Other Actions. EVBS and EVB shall have furnished VCB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as VCB may reasonably request.

7.03       Conditions to Obligations of EVBS and EVB.

The obligation of EVBS and EVB to consummate the Merger is also subject to the fulfillment, or written waiver by EVBS prior to the Effective Date, of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of VCB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date; provided, however, that the representations and warranties in Section 5.03(r)(ii) shall speak of the last day of the month immediately preceding the Effective Date), and EVBS shall have received a certificate, dated the Effective Date, signed on behalf of VCB by the Chief Executive Officer and the Chief Financial Officer of VCB to such effect.

(b)           Performance of Obligations of VCB. VCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and EVBS shall have received a certificate, dated the Effective Date, signed on behalf of VCB by the Chief Executive Officer and the Chief Financial Officer of VCB to such effect.

(c)           No Material Adverse Effect. No Material Adverse Effect with respect to VCB shall have occurred.

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(d)          Tax Opinion. EVBS shall have received the written opinion of Troutman Sanders LLP, in form and substance reasonably satisfactory to EVBS, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of EVBS and others, reasonably satisfactory in form and substance to such counsel.

(e)           Support and Non-Competition Agreements. All of the directors of VCB shall have, concurrently with the execution of this Agreement, entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Annex B, and all such Support and Non-Competition Agreements remain in full force and effect.

(f)           Other Actions. VCB shall have furnished EVBS and EVB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as EVBS may reasonably request.

Article VIII
TERMINATION

8.01       Termination.

This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)          Mutual Consent. By the mutual consent in writing of EVBS, EVB and VCB.

(b)          Breach; Failure of Conditions.

(i)        Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by EVBS and EVB or VCB, as applicable, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(ii)       Provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, by EVBS and EVB or VCB, as applicable, if the conditions set forth in Section 7.02 or Section 7.03, as applicable, (A) have not been satisfied by EVBS and EVB or VCB, as applicable, within five Business Days of the satisfaction of the last condition set forth in Section 7.01 that is required to be satisfied (and cannot be, or have not been cured by EVBS and EVB or VCB, as applicable, within 30 days after the giving of written notice of such failure) and (B) have not been waived by EVBS and EVB or VCB, as applicable.

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(c)          Delay. By EVBS and EVB or VCB, in the event that the Merger is not consummated by March 31, 2015, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any party to a Support and Non-Competition Agreement (if VCB is the party seeking to terminate) to perform or observe his or her covenants and agreements under the relevant Support and Non-Competition Agreement.

(d)          No Regulatory Approval. By EVBS and EVB or VCB in the event that the approval of any Governmental Authority required for consummation of the Merger and the Transaction shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)          No VCB Shareholder Approval. By either EVBS and EVB or VCB, if any approval of the shareholders of VCB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the VCB Meeting or at any adjournment thereof.

(f)           VCB’s Failure to Recommend; Etc. By EVBS and EVB if (i) VCB shall have materially breached the provisions of Section 6.07 in any respect, (ii) the VCB Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of EVBS, or (iii) VCB shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the VCB Meeting in accordance with Section 6.02(a).

(g)          Certain Tender or Exchange Offers. By EVBS and EVB if a tender offer or exchange offer for 20% or more of the outstanding shares of VCB Common Stock is commenced (other than by EVBS or a Subsidiary thereof), and the VCB Board recommends that the shareholders of VCB tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten Business Day period specified in Rule 14e-2(a) under the Exchange Act.

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(h)          Superior Proposal. By VCB, if the VCB Board so determines by a vote of the majority of the members of its entire board, at any time prior to the VCB Meeting, in order to concurrently enter into an agreement with respect to a Superior Proposal that was received and considered by VCB in compliance with Section 6.02 and Section 6.07; provided, that VCB has paid the Termination Fee to EVBS.

8.02       Effect of Termination and Abandonment.

(a)           In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither EVBS nor VCB shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)           The parties hereto agree that VCB shall pay EVBS the sum of $490,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)        if this Agreement is terminated by EVBS pursuant to Section 8.01(f) or 8.01(g), VCB shall pay the entire Termination Fee to EVBS on the second Business Day following the termination of this Agreement;

(ii)       if this Agreement is terminated by (A) EVBS pursuant to Section 8.01(b)(i), (B) either EVBS or VCB pursuant to Section 8.01(c) and at the time of such termination no vote of the VCB shareholders contemplated by this Agreement at the VCB Meeting shall have occurred or (C) by either EVBS or VCB pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of VCB or the VCB Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of VCB contemplated by this Agreement at the VCB Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within twelve months after such termination VCB enters into an agreement with respect to an Acquisition Proposal, then VCB shall pay to EVBS the Termination Fee on the date of execution of such agreement (regardless of whether such Acquisition Proposal is consummated before or after the termination of this Agreement), and (2) if an Acquisition Proposal is consummated otherwise than pursuant to an agreement with VCB within fifteen months after the termination of this Agreement, then VCB shall pay to EVBS the Termination Fee on the date such Acquisition Proposal is consummated; or

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(iii)      if this Agreement is terminated by VCB pursuant to Section 8.01(h), VCB shall pay the entire Termination Fee to EVBS prior to or concurrent with the termination of this Agreement.

(c)           VCB and EVBS agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement EVBS would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by VCB. If VCB fails to pay EVBS the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), VCB shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by EVBS in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided EVBS prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. If this Agreement is terminated and a Termination Fee is payable by VCB to EVBS pursuant to this Section 8.02, the Termination Fee and any fees and expenses awarded pursuant to this Section 8.02(c) shall be EVBS’s sole and exclusive remedies.

Article IX
MISCELLANEOUS

9.01       Survival.

No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c) and 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02       Waiver; Amendment.

Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the VCB Meeting no amendment shall be made that by law requires further approval by the shareholders of VCB without obtaining such approval.

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9.03       Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04       Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State.

9.05       Expenses.

Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06       Notices.

All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to VCB to:

Virginia Company Bank

11801 Merchants Walk
Newport News, Virginia 23606

Attention: Mark C. Hanna, President and Chief Executive Officer

Fax: (757) 596-6331

With a copy to:

Williams Mullen

222 Central Park Avenue, Suite 1700

Virginia Beach, Virginia 23462

Attention: John M. Paris, Jr., Esq.

Fax: (757) 473-0395

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If to EVBS or EVB to:

Eastern Virginia Bankshares, Inc.
330 Hospital Road
Tappahannock, Virginia 22560
Attention: Joe A. Shearin, President and Chief Executive Officer
Fax: (804) 445-1047

With a copy to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219

Attention: Jacob A. Lutz, III, Esq.
Fax: (804) 698-6014

9.07       Entire Understanding; No Third Party Beneficiaries.

This Agreement, the Support and Non-Competition Agreements and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Support and Non-Competition Agreements and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce EVBS’s obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08       Severability.

Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on VCB, EVBS or EVB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

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9.09       Enforcement of the Agreement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10       Interpretation.

When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11       Assignment.

No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Name:	Joe A. Shearin
Title:	President and Chief Executive Officer

EVB

By:	/s/ Joe A. Shearin
Name:	Joe A. Shearin
Title:	President and Chief Executive Officer

VIRGINIA COMPANY BANK

By:	/s/ Mark C. Hanna
Name:	Mark C. Hanna
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX A

PLAN OF MERGER

BETWEEN

EVB

AND

VIRGINIA COMPANY BANK

PURSUANT TO THIS PLAN OF MERGER (this “Plan of Merger”), Virginia Company Bank, a Virginia-chartered commercial bank (“VCB”), shall merge with and into EVB, a Virginia-chartered commercial bank and wholly-owned subsidiary of Eastern Virginia Bankshares, Inc., a Virginia corporation (“EVBS”).

ARTICLE 1

TERMS OF THE MERGER

1.01        The Merger. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of May 29, 2014, among EVBS, EVB and VCB (the “Agreement”), at the Effective Time (as defined below), VCB shall be merged with and into EVB (the “Merger”) in accordance with the provisions of the Virginia Stock Corporation Act (the “VSCA”), and with the effect set forth in Section 13.1-721 of the VSCA. The separate corporate existence of VCB thereupon shall cease, and EVB shall be the surviving corporation in the Merger (the “Surviving Bank”). The Merger shall become effective on such date and at such time as may be determined in accordance with Section 2.02(a) of the Agreement, upon the issuance of a certificate of merger by the Virginia State Corporation Commission (the “SCC”) or at such later time as may be agreed to by EVBS, EVB and VCB in writing and specified in the articles of merger (the “Effective Time”).

1.02        Name. The name of the Surviving Bank shall be “EVB.” The main office of the Surviving Bank shall be the main office of EVB immediately prior to the Effective Time.

1.03        Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the Articles of Incorporation, as amended, of EVB (the “EVB Articles”) and the Bylaws, as amended, of EVB (the “EVB Bylaws”) as in effect immediately prior to the Effective Time.

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1.04        Directors and Executive Officers. The directors of EVB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the EVB Articles and EVB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Immediately prior to the Effective Time, EVB shall take all action necessary to appoint one individual who is a director of VCB on the date of the Agreement and who is chosen by EVB after consultation with VCB to the board of directors of the Surviving Bank, to be effective as soon as reasonably practicable following the Effective Time. The officers of EVB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the EVB Articles and the EVB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Immediately prior to the Effective Time, EVB shall take all action necessary to appoint the President and Chief Executive Officer of VCB as President of Peninsula Region of the Surviving Bank, to be effective as soon as reasonably practicable following the Effective Time.

1.05        Authorized Capital Stock. Each share of common stock of EVB, $1,250.00 par value per share (“EVB Common Stock”) issued and outstanding immediately prior to the Effective Time shall be unchanged by the Merger and shall remain issued and outstanding. At the Effective Time, each share of common stock of VCB, $5.00 par value per share (“VCB Common Stock”) issued and outstanding immediately prior to the Effective Time and each share of VCB Preferred Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, and each certificate previously representing shares of VCB Common Stock or VCB Preferred Stock (a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (as defined below) in accordance with Article 2 of this Plan of Merger.

1.06        Effect of the Merger. At the Effective Time, the Merger will have the effect set forth in Section 13.1-721 of the VSCA. At the Effective Time, the separate existence of VCB shall cease and the corporate existence of EVB, as the Surviving Bank, shall continue unaffected and unimpaired by the Merger; and the Surviving Bank shall be deemed to be the same business and corporate entity as each of VCB and EVB prior to the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of VCB shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of VCB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Code of Virginia or applicable regulations. At the Effective Time, each Certificate previously representing shares of VCB Common Stock shall thereafter represent only the right to receive the Merger Consideration in accordance with Article 2 of this Plan of Merger.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.01        Conversion of Shares. Subject to this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of EVBS, EVB, VCB or the holder any of the shares thereof:

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(a)       EVB Common Stock. Each share of EVB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)       Excluded Shares. All shares of VCB Common Stock and VCB Preferred Stock owned directly or indirectly by EVBS or EVB or any of EVBS’s EVB’s or VCB’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Bank and shall not be exchanged for the Merger Consideration. Shares of VCB Common Stock and VCB Preferred Stock that are canceled and retired pursuant to this Section 2.01(b) are hereinafter referred to as the “Excluded Shares”.

(c)       Merger Consideration. (i) Subject to the election procedures in Section 2.02(b) and Section 2.02(c) and any adjustments pursuant to Section 2.02(e), at the Effective Time each share of VCB Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive either:

(A)       $6.25 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”); or

(B)       0.9259 (the “Conversion Ratio”) validly issued, fully paid and nonassessable shares of EVBS Common Stock (such per share amount, together with any cash in lieu of fractional shares of EVBS Common Stock to be paid pursuant to Section 2.02(k), is hereinafter referred to as the “Stock Consideration”).

(ii)       each share of fixed rate non-cumulative perpetual preferred stock, Series A, par value $5.00 per share, of VCB (“VCB Series A Preferred Stock”) issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of [EVBS Series A-2 Preferred Stock], and each share of fixed rate non-cumulative perpetual preferred stock, Series B, par value $5.00 per share, of VCB (“VCB Series B Preferred Stock”, and together with the VCB Series A Preferred Stock, the “VCB Preferred Stock”) issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of [EVBS Series A-3 Preferred Stock] (the “Preferred Consideration”).

“Merger Consideration” with respect to a given share of VCB Common Stock shall mean either the Cash Consideration or the Stock Consideration and with respect to VCB Preferred Stock shall mean the Preferred Consideration. At the Effective Time, each share of VCB Common Stock and each share of VCB Preferred Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of the Certificates in accordance with Section 2.02.

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2.02        Exchange and Proration Procedures.

(a)           Exchange Agent. EVBS shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, EVBS shall (i) for the benefit of the holders of VCB Common Stock and for exchange in accordance with this Article 2, (A) deposit, or cause to be deposited, with the Exchange Agent an amount of cash necessary to pay the Cash Consideration and cash in lieu of fractional shares pursuant to Section 2.02(k) and (B) duly authorize and direct issuance by the Exchange Agent of evidence of a book-entry representing the shares of EVBS Common Stock that constitute the Stock Consideration, and (ii) for the benefit of the holders of VCB Preferred Stock and for exchange in accordance with this Article 2, to the extent applicable, duly authorize and direct issuance by the Exchange Agent of evidence of a book-entry representing the shares of Series A-2 EVBS Preferred Stock or Series A-3 EVBS Preferred Stock (as applicable, the “EVBS New Preferred Stock”) that constitute the Preferred Consideration.

(b)           Form of Election; Election Deadline. EVBS shall prepare and file as an exhibit to the Registration Statement (as defined in the Agreement) a form of election, in such form and containing such provisions as EVBS and VCB shall mutually agree (collectively, the “Form of Election”) and other appropriate and customary transmittal materials (the “Letter of Transmittal”). The Form of Election shall permit each person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of VCB Common Stock (other than Excluded Shares) to specify whether such holder’s shares of VCB Common Stock shall be converted into the right to receive the Stock Consideration or the Cash Consideration. The Form of Election shall specify that delivery of the Form of Election shall be effected only upon proper delivery of the completed Form of Election to the Exchange Agent. The Letter of Transmittal shall specify that delivery of the Letter of Transmittal, and title and risk of loss with respect to Certificates shall be effected only upon proper delivery of the completed Letter of Transmittal and, subject to Section 2.02(j), the Certificates to the Exchange Agent. VCB shall mail the Form of Election and the Letter of Transmittal to all persons who are record holders of shares of VCB Common Stock as of the record date for the special meeting of VCB’s shareholders to consider and vote upon the approval of the Agreement and the Plan of Merger (the “VCB Meeting”) and shall use commercially reasonable efforts to make the Form of Election and the Letter of Transmittal available to all persons who become holders of shares of VCB Common Stock during the period between the record date for the VCB Meeting and the Election Deadline. As used in this Plan of Merger, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is two business days immediately preceding the Closing Date (or on such other date as the parties hereto mutually agree).

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(c)           Submission of Elections. An election by a holder of VCB Common Stock shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election reflecting the holder’s election to receive either all Cash Consideration (a “Cash Election”) or all Stock Consideration (a “Stock Election”) or a mixture of Cash Consideration and Stock Consideration (a “Mixed Election” and each of a Cash Election, a Stock Election and a Mixed Election, an “Election”), which is properly completed, signed and accompanied by the Letter of Transmittal and Certificates representing the shares of VCB Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery or, in the case of lost, stolen or destroyed Certificates, compliance with Section 2.02(j) prior to submission of the Election related to such lost, stolen or destroyed Certificates). All Elections shall be unconditional and irrevocable. After an Election is properly made with respect to any share of VCB Common Stock, no further registration of transfer of such share shall be made on the stock transfer books of VCB. Each share of VCB Common Stock that is not (x) an Excluded Share or (y) a share of VCB Common Stock with respect to which a Cash Election or a Stock Election has been properly made shall be converted into the right to receive Stock Consideration.

(d)          Announcement of Election Deadline. EVBS and VCB shall publicly announce the anticipated date of the Election Deadline at least five business days prior to the anticipated date for closing the Merger (the “Closing Date”). If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and EVBS and VCB shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e)           Proration of Elections. Notwithstanding anything in this Plan of Merger to the contrary:

(i)        With respect to all shares of VCB Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time:

(A)       the number of shares of VCB Common Stock that shall be converted into the right to receive the Cash Consideration shall be limited to 25% of the shares of VCB Common Stock (the “Cash Conversion Number”); and

(B)        the remainder of the shares of VCB Common Stock shall be converted into the right to receive the Stock Consideration.

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(ii)       If the aggregate number of Cash Electing VCB Shares (such number of shares, the “Cash Election Number”) exceeds the Cash Conversion Number, then the number of Cash Electing VCB Shares of each shareholder of VCB that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing VCB Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of such holder’s Cash Electing VCB Shares shall be converted into the right to receive the Stock Consideration. In no event shall EVBS pay Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(f)           Exchange Agent Determinations. The good faith determination of the Exchange Agent (or the joint determination of EVBS and VCB, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Elections shall have been properly made pursuant to this Section 2.02 and as to when Elections were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. The Exchange Agent (or EVBS and VCB jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 2.02(e), and absent manifest error such computations shall be conclusive and binding on EVBS, VCB and all holders of VCB Common Stock. The Exchange Agent may, with the written agreement of EVBS, make any rules that are consistent with this Section 2.02 for the implementation of the Elections provided for in this Plan of Merger and necessary or desirable to effect the Elections.

(g)           Surrender of Certificates. Subject to Section 2.02(j), all Certificates must be surrendered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of VCB shall not have properly surrendered his or her Certificates within such period, the shares of EVBS Common Stock or EVBS New Preferred Stock that would otherwise have been issued to such shareholder may, at the option of EVBS, be sold and the net proceeds of such sale, together with any Cash Consideration or cash in respect of fractional shares and any previously accrued dividends, shall be held by EVBS for such shareholder’s benefit in a non-interest bearing deposit account at EVB or another depository institution, the deposits of which are insured by the FDIC, chosen by EVBS in its discretion, and the sole right of such shareholder shall be the right to receive any shares of EVBS Common Stock or EVBS New Preferred Stock, as applicable, which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of VCB, without interest, upon proper surrender of his or her Certificates.

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(h)          Rounding. All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 2.02(k) will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of VCB Common Stock registered in such shareholder’s name.

(i)            Rights of Shareholders. (i) Following the Effective Time, Certificates which formerly represented shares of VCB Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of EVBS Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 2.02, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of EVBS Common Stock, and following any such exchange, such dividends or other distributions or payments shall be remitted to such holder without interest.

(ii)       Following the Effective Time, Certificates which formerly represented shares of VCB Preferred Stock shall be deemed for all purposes to represent the number of whole shares of EVBS New Preferred Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 2.02, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of EVBS New Preferred Stock, and following any such exchange, such dividends or other distributions or payments shall be remitted to such holder without interest.

(j)            Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by EVBS, the posting by such person of a bond, in such reasonable amount as EVBS may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of VCB Common Stock or VCB Preferred Stock represented by such Certificate.

(k)           No Fractional Shares. No fractional shares of EVBS Common Stock shall be issued in respect of shares of VCB Common Stock that are to be converted in the Merger into the right to receive the Stock Consideration. Each holder of a Certificate with respect to VCB Common Stock (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of EVBS Common Stock to which such holder would otherwise have been entitled pursuant to Section 2.01(c)(i)(B) an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of EVBS Common Stock to which such holder would otherwise be entitled (after taking into account all shares of VCB Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 2.02(e)) by (ii) $6.75.

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(l)            Anti-dilution Provisions. If, on or after the date of the Agreement and prior to the Effective Time, EVBS splits, combines into a smaller number of shares, or issues by reclassification any shares of EVBS Common Stock, then the Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of VCB Common Stock the same economic effect as contemplated by this Plan of Merger prior to such action, and as so adjusted shall, from and after the date of such event, be the Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

2.03        Withholding Rights.

EVBS (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Plan of Merger to any holder of shares of VCB Common Stock such amounts as EVBS is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Plan of Merger as having been paid to the holder of VCB Common Stock in respect of which such deduction and withholding was made by EVBS.

2.04        VCB Options.

Each option to acquire VCB Common Stock (a “VCB Option”) that is outstanding and unexercised immediately prior to the Effective Time shall at the Effective Time cease to represent a right to acquire shares of VCB Common Stock and, without any action on the part of the holder of such VCB Option, shall be exchanged for a cash amount equal to the number of shares of VCB Common Stock subject to such VCB Option immediately prior to the Effective Time multiplied by the difference of $6.25 and the per share exercise price. Notwithstanding anything in the preceding sentence, each VCB Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the VCB Option within the meaning of Section 424(h) of the Code. EVBS and VCB agree to take all necessary steps to the effect the foregoing provisions of this Section 2.04.

ARTICLE 3

AMENDMENT; ABANDONMENT

3.01        Amendment. Subject to the terms of the Agreement, this Plan of Merger may be amended by the Boards of Directors of EVBS, EVB and VCB at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of VCB shall not:

(a)       alter or change the amount or kind of securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interest, cash or other property or rights to be received under this Plan of Merger by holders of shares of VCB Common Stock or VCB Preferred Stock;

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(b)       alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect holders of shares of VCB Common Stock or VCB Preferred Stock in any material respect; or

(c)       alter or change any term of the Articles of Incorporation of the Surviving Bank, except as permitted by Section 13.1-706 of the VSCA.

3.02        Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Boards of Directors of EVBS, EVB and VCB. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

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ANNEX B

FORM OF SUPPORT AND NON-COMPETION AGREEMENT

This Agreement, made as of this ___ day of May, 2014, between Eastern Virginia Bankshares, Inc., a Virginia corporation (“EVBS”), and the shareholder of Virginia Company Bank, a Virginia corporation (“VCB”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of VCB (the “Shareholder”).

WHEREAS, EVBS, EVB and VCB have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of VCB Common Stock will be exchanged for a combination of shares of EVBS Common Stock and cash in accordance with the terms of the Merger Agreement; and

WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of VCB Common Stock as set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of VCB Options the number of shares of VCB Common Stock as set forth on the signature page hereto; and

WHEREAS, as a material inducement for EVBS to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares. The Shareholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

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2. Support of Shareholder; Covenants of Shareholder. (a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the VCB Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(f) herein, unless: (i) EVBS is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement or (ii) in accordance with Section 6.02 of the Merger Agreement, the Board of Directors of VCB has failed to make, withdrawn, qualified, modified or otherwise changed (or publicly proposed or resolved to do the foregoing) its recommendation to VCB shareholders.

(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(f ) herein, that he/she shall not, without the prior written consent of EVBS, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire VCB Common Stock issued and outstanding, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Shareholder agrees that he/she will not make any statement, written or oral, to the effect that he/she does not support the Merger or that other shareholders of VCB should not support the Merger, except as permitted in Section 6.02 of the Merger Agreement.

(d) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of VCB Common Stock, or any officer, employee or director of VCB to, solicit from any third party any inquiries or proposals relating to the disposition of VCB’s business or assets or the acquisition of VCB’s voting securities, or the merger of VCB with any person other than EVBS or any subsidiary of EVBS, or except as provided in Section 6.02 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(e) The Shareholder agrees that he/she shall not, without the prior written consent of EVBS, sell on the OTC Markets, or submit an offer to sell on the OTC Markets, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of VCB Common Stock prior to the Effective Time of the Merger.

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(f) The obligations and covenants of Shareholder contained in Section 2 of this Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of VCB Common Stock which the Shareholder currently has the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all such shares of VCB Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all VCB Options which the Shareholder may currently own or hereafter acquire.

4. Non-Competition and Non-Solicitation. (a) From and after the Effective Time until the date which is 18 months after the Effective Time (the “Covenant Period”), the Shareholder shall not, directly or indirectly:

       (i) serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution, with an office or branch located within a 35 mile radius of any office or branch of EVBS, EVB or VCB at the date hereof or the Effective Time (the “Covered Area”); or

       (ii) serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by EVBS, EVB, or any subsidiary or affiliate thereof; or

       (iii) solicit to employ or engage the services of any of the officers or employees of EVBS or EVB (including former employees of VCB) (other than such officers or employees who have been terminated by EVBS, EVB or VCB prior to such solicitation or engagement by the Shareholder), or initiate or maintain contact with any officer, director or employee of EVBS or EVB (including former employees of VCB) regarding the business, operations, prospects or finances of EVBS or EVB, except for conversations with employees of EVBS or EVB that are necessary to conduct routine banking business or transactions; or

       (iv) solicit customers of EVBS, EVB or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by EVBS, EVB or any subsidiary or affiliate thereof.

(b) The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of EVBS or EVB.

(c) In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

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5. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

6. Assignment; Successors. This Agreement may not be assigned by the Shareholder without the prior written consent of EVBS. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

7. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon EVBS any right or ability to acquire the shares of VCB Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of VCB.

8. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9. Subject Matter; Remedies. The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

10. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

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12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:
Name:	Joe A. Shearin
Title:	President and Chief Executive Officer

SHAREHOLDER

Name:

Shares as to which Shareholder has sole Voting and Dispositive Power:

Options held by Shareholder:

[Signature Page to Support and Non-Competition Agreement]

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Schedule I

List of Deposit Taking Offices of the Surviving Bank

Deposit Taking Offices of EVB, as of May 29, 2014

1.	Ashland Office

201 North Washington Hwy.

Ashland, VA 23005

2.	Broad Street Office

8821 West Broad Street

Richmond, VA 23294

3.	Burgess Office

14954 Northumberland Hwy.

Burgess, VA 22432

4.	Callao Office

110 Northumberland Hwy.

Callao, VA 22435

5.	Central Garage Office

20 Commerce Lane

King William, VA 23086

6.	Colonial Heights Office

3012 Boulevard

Colonial Heights, VA 23834

7.	Courtland Office

22241 Main Street

Courtland, VA 23837

8.	Courtland Drive In

22510 Linden Street

Courtland, VA 23837

9.	Deltaville Office

16273 General Puller Hwy.

Deltaville, VA 23043

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10.	Essex Square Office

1665 Tappahannock Boulevard

Tappahannock, VA 22560

11.	Gloucester Office

7132 George Washington Mem. Hwy.

Gloucester, VA 23061

12.	Gloucester Point Office

1953 George Washington Mem. Hwy.

Gloucester Point, VA 23062

13.	Hartfield Office

11290 General Puller Hwy.

Hartfield, VA 23071

14.	Heathsville Office

6958 Northumberland Hwy.

Heathsville, VA 22473

15.	Kilmarnock Office

437 North Main Street

Kilmarnock, VA 22482

16.	Kings Charter Office

9495 Charter Gate Drive

Mechanicsville, VA 23116

17.	Quinton Office

2599 New Kent Highway

Quinton, VA 23141

18.	Surry Office

176 Colonial Trail, East

Surry, VA 23883

19.	Tappahannock Office

307 Church Lane

Tappahannock, VA 22560

20.	Urbanna Office

291 Virginia Street

Urbanna, VA 23175

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21.	Waverly Office

209 West Main Street

Waverly, VA 23890

22.	Waverly Drive In

233 South County Drive

Waverly, VA 23890

23.	Windmill – Mechanicsville Office

8123 Mechanicsville Turnpike

Mechanicsville, VA 23111

Deposit Taking Offices of Virginia Company Bank, as of May 29, 2014

1.	Newport News Office

11801 Merchants Walk

Newport News, VA 23606

2.	Williamsburg Office

1430 Building 12 High Street

Williamsburg, VA 23185

3.	Hampton Office

2198 Coliseum Drive

Hampton, VA 23666

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